Exhibit 3

Montevideo, May 23, 2005

Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549
United States of America

Ladies and Gentlemen:

     I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with Uruguay’s offering pursuant to a registration statement (No. 333-124476) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), of US$300,000,000 aggregate principal amount of its 9.25% Bonds due 2017 (the “Bonds”). The Bonds are issued under a Trust Indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York, as trustee.

     In arriving at the opinions expressed below, I have reviewed the following:

(i)	the Registration Statement, and the related Prospectus dated May 2, 2005, as supplemented by the Prospectus Supplement dated May 10, 2005 relating to the Bonds, each as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act;

(ii)	a copy of the executed Indenture;

(iii)	a copy of the Bonds in global form, as executed by the Republic;

(iv)	all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of each of Uruguay and Banco Central, under which the issuance of the Bonds has been authorized, including but not limited to the following (English translations of which have been filed as part of Exhibit E to the Registration Statement):

1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

2)	Law 16.696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50, and

3)	Law 17.296 dated February 21, 2001, in particular Articles 602, 604, 606 and 610;

(v)	the following additional decree and resolutions of the Republic and Banco Central, respectively, under which the issuance of the Bonds has been authorized (translations of which are attached as exhibits hereto):

1)	Decree N° 112/005 of the Executive Power of the Republic, dated March 15, 2005,

2)	Resolution D/151/2005 of the Board of Directors of Banco Central, dated March 16, 2005, and

3)	ResolutionD/233/2005 of the Board of Directors of Banco Central dated May 10, 2005; and

(vi)	All such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

     It is my opinion that under and with respect to the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

     I hereby consent to the filing of this opinion as an exhibit to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for Fiscal Year ended December 31, 2004. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Dr. Enrique Guerra

Dr. Enrique Guerra
Counsel to the Ministry of
Economy and Finance of the
Republic of Uruguay

2

Traducción Nº:	14.259/05/05	Para:	SECRETARIA GENERAL

Documento:	Decreto MEF – Emisión Bono Global Registrado, 1[a] Serie (2005), al inglés.

MINISTRY OF ECONOMY AND FINANCE

Montevideo, March .., 2005.

IN VIEW OF: the advisability of maintaining the access of the Republic of Uruguay to the international capital market.

WHEREAS: I) in that sense, various first-class financial institutions have submitted proposals setting forth the terms and conditions for the eventual placement of the issue of a new Series of Treasury Bonds to be placed in the international market.

     II) of all the proposals received, the one submitted by Citigroup Global Markets Inc. was selected as the most convenient.

CONSIDERING: I) that said issue is deemed to be advantageous to the current interests of the State.

          II) that the offering firm has a strong standing and involvement in the international capital market, and successful experience in the placement of Uruguayan Public Debt Securities issues in said market.

PURSUANT TO: the provisions of articles 602-610 of Law No. 17296 of February 21, 2001.

THE PRESIDENT OF THE REPUBLIC
DECREES

ARTICLE 1. To order the issuance of Treasury Bonds for up to the amount of US$ 500,000,000 (five hundred million United States Dollars), to be denominated “Registered Global Bond, 1st Series (2005)”, with a maximum term of twenty years.

          The value of each Bond shall not be less than US$100,000 (one hundred thousand United States Dollars).

          Said Bonds shall be registered bonds and shall bear the printed signatures of the Minister of Economy and Finance, the General Accountant of the Nation and the General Manager of Banco Central del Uruguay.

ARTICLE 2. The Bonds may be placed in the international markets in the form and under the conditions required in such markets. The issuance date shall not be later than December 31, 2005.

ARTICLE 3. Interest accrued on the Bonds shall be paid semi-annually in United States Dollars. The first interest payment shall be due six months following the issuance date of the Bonds.

ARTICLE 4. Full redemption of the Bonds shall take place on the maturity date thereof and shall be payable in United States Dollars.

ARTICLE 5. Payments of interest and redemption of the Bonds, as well as fees and expenses in any other respect required for the administration and placement thereof, shall be made outside Uruguay by Banco Central del Uruguay in its capacity as Financial Agent of the State and through the paying Agent or Agents that may be appointed or agreed to.

ARTICLE 6. The issuance, whenever necessary, of provisional or global certificates representing the bonds until their definitive issuance is hereby authorized.

ARTICLE 7. The expenses on account of the issuance, printing, transfers, commissions, advertising, schedules, books and all other expenditures necessary for the administration and placement of these Bonds shall be charged to the resources derived from the placement thereof.

ARTICLE 8. Banco Central del Uruguay is hereby authorized to negotiate and execute on behalf of the Republic all contracts and related documents that may be required for the purpose of placement and issuance of the Bonds.

ARTICLE 9. Mr. Enrique Guerra, Lawyer, in his capacity as Legal Advisor of the Ministry of Economy and Finance, is hereby entrusted with the drafting and signing of the relevant legal opinions in respect of the obligations assumed by the Republic.

ARTICLE 10. The Director General of the Secretariat of the Ministry of Economy and Finance, Ms. Elizabeth Oria, C.P.A., is hereby entrusted with the issuance of any other certifications and attestations required.

ARTICLE 11. Be it notified, etc.

Montevideo, March .., 2005.

The foregoing is a true translation of Decree No. ........., dated March .., 2005.

By:

Traducción Nº:	14.260/2005	Para:	SECRETARIA GENERAL

Documento:	Resolución de Directorio — Emisión de un Bono Global por hasta 500 millones de dólares estadounidenses, al inglés.

INTERNATIONAL OPERATIONS DEPARTMENT

ISSUE OF A GLOBAL BOND FOR UP TO 500 (FIVE HUNDRED) MILLION UNITED STATES DOLLARS

BOARD OF DIRECTORS

IN VIEW OF: Decree No. 112/005 of March 15, 2005, which provides for the issuance of a new Series of Treasury Bonds in United States Dollars for up to a total amount of US$500,000,000 (five hundred million United States Dollars).

WHEREAS: I) The Republic and Banco Central received proposals from various first-class financial institutions for the placement of an issue of Treasury Bonds in United States Dollars for an amount which would reach a maximum of US$500,000,000.

          II) Of all the proposals received, the one submitted by Citigroup Global Markets Inc. (Citigroup) was selected as the most convenient.

          III) Said issue shall be within the framework of the registration made with the United States Securities and Exchange Commission (SEC) in March, 2003, called “Shelf Registration” and under the contract titled “Trust Indenture”, of May 29, 2003, by which The Bank of New York assumes the capacity of Trustee, Paying Agent and Registrar.

          IV) Decree No. 112/005 of March 15, 2005, authorizes Banco Central del Uruguay, without prejudice to its own competencies, to negotiate and execute on behalf of the

Republic of Uruguay, the contracts that may be required for the issuance and placement of the Bonds.

CONSIDERING: I) That the completion of said issuance requires the execution of the relevant documents, inter alia, the one titled “Underwriting Agreement” which regulates the relation between the issuer and the issue placement agent (Citigroup), as well as the required certificates and legal opinions.

          II) That there exists an “Underwriting Agreement” model submitted in said “Shelf Registration” with the United States Securities and Exchange Commission (SEC), which was applied in several previous issues under the same registration.

          III) That the Bonds to be placed in the international market shall be listed at the Luxembourg Stock Exchange through Dexia – Banque Internationale à Luxembourg S.A., a firm that renders such services and regularly acts as agent of the Republic to such effect.

PURSUANT TO: The provisions set forth in Articles 3, 4 and 7, subparagraph c), of Law No. 16696 of March 30, 1995 (Charter of Banco Central del Uruguay), and in Article 8 of Decree No. 112/005 of March 15, 2005.

IT IS RESOLVED:

1) To authorize the Operations Division and the Legal Advisor’s Office to approve the final wording of the “Underwriting Agreement” to be executed with Citigroup Global Markets Inc. in order to complete the Treasury Bonds issue provided for by Decree No. 112/005 of March 15, 2005, on the basis of the contractual model referred to in Whereas Clause III above, and incorporating the commission percentage and the provision for expenses which form part of the offer submitted by the Placement Agent.

2) To authorize said units to issue any other document or certificate that may be required in order to effect said issuance and ensure the perfection, validity, compliance and delivery of the above mentioned contracts.

3) To appoint Mr. Ariel Fernández, C.P.A., Mr. Alberto Graña, Economist, and Mr. Daniel Artecona and Ms. Viviana Pérez, Lawyers, to execute, any two of them acting jointly, on behalf of Banco Central del Uruguay in its own name and in the name of the Republic, the text in the English language of the contracts and other documents referred to in paragraphs 1) and 2) of this Resolution.

4) To appoint the following officers as “Authorized Representatives”, according to the provisions of the above mentioned contracts: Mr. Gualberto de León, General Manager, Mr. Ariel Fernández, Operations Division Manager, Mr. Alberto Graña, International Operations Department Manager, and Mr. Daniel Artecona, Advisor.

5) To appoint the firm Dexia – Banque Internationale à Luxembourg S.A. as Agent for the Listing of the Bonds in the Luxembourg Stock Exchange.

(Meeting of today)

Aureliano Berro
Secretary General

Traducción Nº:	14.264/2005	Para:	SECRETARIA GENERAL

Documento:	Resolución de Directorio D/233/2005

D/233/2005 – ISSUE OF A GLOBAL BOND IN UNITED STATES DOLLARS FOR UP
TO US$ 500,000,000. APPOINTMENT OF THE FIRM MERRILL LYNCH, PIERCE,
FENNER & SMITH INCORPORATED TO ACT, JOINTLY WITH CITIGROUP, AS
PLACEMENT AGENT.

Montevideo, May 10, 2005.

BOARD OF DIRECTORS

IN VIEW OF: The Treasury Bond issue provided for by Decree No. 112/005 of March 15, 2005.

WHEREAS: I) For the placement of the above mentioned issue, the Operations Division and the Legal Advisor’s Office were authorized to approve the final wording of the “Underwriting Agreement” to be executed with Citigroup Global Markets Inc. in its capacity as Placement Agent (D/151/2005 of March 16, 2005).

          II) The firm Merrill Lynch, Pierce, Fenner & Smith Incorporated has submitted a proposal to participate in said placement, with the approval of the Republic, Banco Central in its capacity as Financial Agent thereof, and Citigroup Global Markets Inc.

CONSIDERING: That the participation of the firm referred to in Whereas Clause II above shall facilitate a better placement of said issue in the international markets, since it has a strong standing in such markets and a broad experience in the placement of this kind of instruments.

PURSUANT TO: The provisions set forth in Articles 3, 4 and 7, subparagraph C) of Law No. 16696 of March 30, 1995, and Article 33, paragraph 2, item 3), subparagraph G) of the TOCAF (Accounting and Financial Administration Standards).

IT IS RESOLVED:

1) To appoint the firm Merrill Lynch, Pierce, Fenner & Smith Incorporated to act jointly with the firm Citigroup Global Markets Inc. as Placement Agent of the Treasury Bond issue to be effected under the so called “Shelf Registration Statement” made before the United States Securities and Exchange Commission.

2) As a consequence of what is resolved in item 1) above, the appointed firm shall be included in the contract titled “Underwriting Agreement” referred to in item 1 of resolution D/151/2005 of March 16, 2005.

(Meeting of today)

Aureliano Berro
Secretary General